Exhibit 26(h)(xiv)

FOURTH FUND PARTICIPATION AGREEMENT AMENDMENT

This Fourth Fund Participation Agreement Amendment hereby amends the Fund Participation
Agreement dated April 11, 1997, as amended, between the Prudential Insurance Company of
America, Pruco Life insurance Company of New Jersey, Pruco Life Insurance Company, and
each of Dreyfus Variable Investment Fund, The Dreyfus Socially Responsible Growth Fund,
Inc., Dreyfus Stock Index Fund, Inc., and Dreyfus Investment Portfolios (the "Agreement"), as
follows:

1)    The following paragraph is added to Article V, paragraph 5.2 of the Agreement following section (c) thereof:

"A Participating Fund's principal underwriter may pay Insurance Company, or the broker-dealer acting as principal underwriter for the Insurance Company's Contracts, for distribution and other services related to the Shares of the Participating Fund pursuant to any distribution plan adopted by the Participating Fund in accordance with
Rule l2b- l under the Act, subject to the terms and conditions of an agreement between the Participating Fund's principal underwriter and Insurance Company or the principal underwriter for the Insurance Company's Contracts, as applicable, related to such plan."

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of October 14,
2008.

THE PRUDENTIAL INSURANCE	PRUCO LIFE INSURANCE COMPANY OF
COMPANY OF AMERICA	NEW JERSEY

By: /s/ David Sutcliffe	By: /s/ David Sutcliffe
Name: David Sutcliffe	Name: David Sutcliffe
Title: Vice President	Title: Vice President

PRUCO LIFE INSURANCE COMPANY	ON BEHALF OF THOSE DREYFUS FUNDS
LISTED ON EXHIBIT A TO THE AGREEMENT
By: /s/ David Sutcliffe
Name: David Sutcliffe	By: /s/ Michael A. Rosenberg
Title: Vice President	Name: Michael A. Rosenberg
Title: Secretary